Exhibit 99.1

Magnum Closes Institutional Financing Totaling $3,500,000

January 6, 2010 12:21 PM

HUDSON, Colo., Jan. 6 /PRNewswire-FirstCall/ — Magnum D’Or Resources, Inc. (OTC Bulletin Board: MDOR) (the “Company”), announces the closing of $3.5MM of Senior Secured Convertible Notes due December 2010 with institutional investors. Furthermore, the capital raise was completed at fair market value at a conversion price of $1.21 per share, the closing price of its MDOR.OB on Dec 21, 2009.

As previously announced the net proceeds of the financing will be used for general corporate purposes that include procuring equipment to complete production facilities at Hudson, infrastructure improvements, and additional heavy equipment.

Joseph Glusic, President & CEO of Magnum stated, “Anyone that has had to raise commercial financing in the current economic climate can appreciate the significance of this event. The fact that the terms are ‘at market’ and were not discounted implies the strength and potential of the Company. The fact that these institutional investors also chose to accept additional warrants at ‘market price’ indicates the support and commitment that these institutional investors have in Magnum. The warrants issued with this transaction alone can potentially generate an additional $8.75 MM over the next five years for the Company.”

Glusic went on to say, “This financing will allow us to accelerate our production schedule and increase capacity more expeditiously than if we relied on internal funding. This year, 2010, looks to be an exciting year for Magnum.”

On another note, financing sought through ‘the SIMCO Group’ is still proceeding forward although it has been delayed several times. Magnum will update the market on the current status of this funding avenue in the near future.

Magnum would also like to take this opportunity to thank Michel Boux for his passion and tireless efforts exhibited during the start-up of the Magog facility. Mr. Boux has recently stepped down from his Vice President and Director positions due to personal reasons, but will continue to assist the Company on a consulting basis for the foreseeable future. Mr. Marc Boulerice has stepped in to fulfill the vacancy and has worked through the transition over the last several months to ensure a smooth and orderly transfer of responsibilities.

Mr. Boulerice is bilingual in French-English having twenty years of experience as a Director of Manufacturing. Established quality controls for 200 active injection molds, personnel assessment, supervision, and trained staff (50) on three shifts 7 days a week. College Certified in Quality Integral Management ISO 9000 standards, 15+ years experience in the retail business, expertise in inventory control, management supervision, quality control, and implementation strategist. Mr. Boulerice has expertise in developing, strategic planning, managing budgets, establishing performance indices, task analysis and workload. Develop and prepare the schedule for internal and external audits.

Updated Photos: SRI visits the Magnum USA facility to plan for Magnum/SRI Next Generation Custom Compounds: http://magnumresources.net/gallery/?level=album&id=7

About MDOR: Magnum’s positioned to become a global leader in rubber recycling solutions by utilizing proprietary “Green” technology that provides a one-of-a-kind resolution to all of the challenges in eliminating stockpiles of rubber scrap & tires worldwide. Through its partner SRI (http://www.srielastomers.com), Magnum controls exclusive rights to a variety of Next Generation technologies & patents that could potentially revolutionize the rubber recycling industry Worldwide. Magnum/SRI are currently using these technologies to produce next generation custom compounds, retread compounds, processing aids, advanced state-of-the-art equipment, and reactivated ambient/cryogenic rubber powders for the global market. Magnum/SRI premium compounds can be substituted in high specification compound applications with no appreciable loss in properties or performance, thus adding a substantial & meaningful reduction in raw material cost for clients without compromising product performance and quality.

Magnum’s Quebec facility is 98,000+ sq. ft. and currently produces rubber buffing, nuggets, and crumb from recycled scrap tires. Company holds over $130 Million USD in open contracts.

Magnum’s Colorado facility consists of 120 acres of commercially zoned land, buildings, equipment, and inventory of roughly 30 to 40 million tires. The facility is one of the largest tire landfills in the world.

Magnum Engineering International (’MEI’): is a wholly owned subsidiary of Magnum specializing in developing turnkey recycling plants and complete environmental & economical ‘Green’ solutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management’s current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. The company is not required to update its forward-looking statements.

Contact:

Magnum D’Or Resources, Inc.,
Fort Lauderdale, FL
1-954-315-3883
www.magnumresources.net
mdor@magnumresources.net

Green Tech International Advisors
Corporate and Business Strategies
1-561-674-2169
www.greentechinternationaladvisors.com
info@greentechinternationaladvisors.com